Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

SECOND QUARTER FISCAL 2009 RESULTS

•	Total revenues 15% higher year-over-year
•	Fourth consecutive quarter of profitability
•	$4 million in shares repurchased during the second quarter
•	Reiterated Guidance of FY ‘09 revenue growth of 10%

ACTON, Mass. (Sept. 4, 2008) – SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2009 second quarter ended July 31, 2008. Total revenues for the quarter were $50.7 million which was $6.5 million or 15% higher than total revenues of $44.2 million for the second quarter of fiscal 2008. Net income for the second quarter was $1.5 million or $0.05 per share compared with a net loss of $7.9 million, or $0.27 per share for the same period last year. Last year’s second quarter net loss included $6.0 million, or $0.20 per share, of expenses related to severance charges in connection with selected headcount reductions and impairment charges related primarily to capitalized software licenses.

Total revenues for the first six months of fiscal 2009, ended July 31, 2008, were $96.1 million, which was $13.1 million or 16% higher than total revenues of $83.0 million for the first six months of fiscal 2008. Net income for the first half of fiscal 2009 was $1.8 million, or $0.06 per share compared with a net loss of $12.4 million, or $0.42 per share for the same period last year. The net loss for the first six months of fiscal 2008 included $6.0 million, or $0.20 per share, of expenses in connection with the previously mentioned cost reduction initiatives implemented in the second quarter of last year.

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SeaChange Q2 FY09 Earnings/Page 2

The Company ended the second quarter of fiscal 2009 with cash, cash equivalents and marketable securities of $78.1 million and no debt compared with $79.0 million and no debt at the end of the first quarter of fiscal 2009. Net income and non-cash expenses of $4.6 million along with improvements in working capital were offset by capital expenditures of $7.2 million in the second quarter. The capital expenditures related principally to a facility purchase for the Company’s Media Services operation. In addition, the Company repurchased 551,000 shares of common stock at a cost of $4.0 million under the Company’s previously disclosed stock buyback program.

Total revenues in the second quarter of fiscal 2009 from the Company’s Software segment were $32.0 million, which was $4.6 million or 17% higher than comparable revenues in the second quarter of last year. Year-over-year revenue growth in the Software segment was driven primarily by higher Advertising Insertion revenue from North American service providers, the result of increased high-definition television channel requirements. In addition, higher SeaChange Axiom software-related license and maintenance revenue, derived primarily from North American cable and telephone customers, contributed to the increase in Software segment revenue between quarters.

The Servers and Storage segment generated $14.9 million in revenue for the second quarter of fiscal 2009, which was $2.5 million or 20% higher than revenue for the second quarter of fiscal 2008. The growth in revenue was mainly due to increased VOD server shipments to several domestic customers and higher installation and maintenance revenues related to increased year-over-year server deployments.

The Media Services operating segment’s revenue for the second quarter of fiscal 2009 of $3.9 million was $0.6 million lower than comparable revenue from last year’s second quarter. The decrease in Media Services revenue between years was due primarily to non-recurring professional services revenue generated in last year’s second quarter.

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SeaChange Q2 FY09 Earnings/Page 3

“We are very pleased with our financial performance for the second quarter which builds on the strong start for fiscal 2009,” commented Bill Styslinger, President and CEO, SeaChange International. “We exceeded $50 million in quarterly revenue for the first time in the Company’s history on continued strong North American service provider spending for VOD server and software products. We’re particularly pleased that the first commercial deployment of flash memory servers by two of our largest North American cable television customers significantly contributed to our VOD server revenue this quarter.”

Styslinger continued, “Solid, top-line performance, improved margins and control of operating expense growth all contributed to the Company’s fourth consecutive quarter of profitability. We aggressively redeployed cash generated during the second quarter by repurchasing $4 million of the Company’s stock, in addition to the facility purchase. Our cash position at the end of the second quarter, however, was essentially unchanged from the first quarter demonstrating the cash generation power of our business.”

Commenting on guidance for the remainder of fiscal 2009, Styslinger noted, “We continue to expect that revenue for all of fiscal 2009 will be approximately 10% higher than fiscal 2008 revenue and that we will be profitable for the second half of the year. Our confidence in our financial expectations for the rest of fiscal 2009 lies in continued strong spending on VOD and Advertising Insertion software-related products by our core North American cable and telephone customers, as well as continued focus on controlling our selling, general and administrative expenses.”

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. ET, which will be available live and archived at www.schange.com/IR/.

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SeaChange Q2 FY09 Earnings/Page 4

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems and On Demand Deutschland GmBH & Co. KG; the ability of the Company to integrate businesses acquired by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; our current ineligibility to use a registration statement on Form S-3; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; and system errors, failures or disruptions.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 14, 2008. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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*SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

SeaChange Q2 FY09 Earnings/Page 5

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	July 31, 2008	January 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,886	$63,359
Marketable securities	14,530	19,266
Accounts receivable, net	47,693	35,743
Inventories, net	15,605	14,315
Prepaid expenses and other current assets	3,244	2,656

Total current assets	137,958	135,339
Property and equipment, net	34,691	28,066
Marketable securities	6,673	5,272
Investments in affiliates	13,043	12,668
Intangible assets, net	5,828	6,809
Goodwill	29,384	29,471
Other assets	364	271

Total assets	$227,941	$217,896

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,026	$9,636
Income taxes payable	570	1,625
Other accrued expenses	8,561	17,387
Customer deposits	3,914	1,259
Deferred revenues	26,888	19,103
Deferred tax liabilities	92	93

Total current liabilities	52,051	49,103
Distribution and losses in excess of investment	1,874	1,458
Deferred tax liabilities and income taxes payable	2,075	1,933

Total liabilities	56,000	52,494

Stockholders’ equity:
Common stock, $0.01 par value; 30,476,835 and 29,904,311 shares outstanding at July 31, 2008 and January 31, 2008, respectively	313	299
Additional paid-in capital	202,796	191,627
Accumulated deficit	(26,917)	(28,747)
Accumulated other comprehensive gain	1,738	2,223
Treasury stock, at cost; 873,381 and 39,784 shares at July 31, 2008 and January 31, 2008, respectively	(5,989)	—

Total stockholders’ equity	171,941	165,402

Total liabilities and stockholders’ equity	$227,941	$217,896

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SeaChange Q2 FY09 Earnings/Page 6

SeaChange International, Inc.

Condensed Consolidated Statement of Operations—Unaudited

(in thousands, except per share data)

	Three months ended		Six months ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
Revenues	$50,705	$44,194	$96,089	$83,038
Cost of revenues	26,065	29,049	48,687	50,076

Gross profit	24,640	15,145	47,402	32,962

Operating expenses:
Research and development	11,047	11,474	21,523	21,811
Selling and marketing	7,265	5,895	13,688	11,680
General and administrative	4,755	5,520	9,866	10,423
Amortization of intangibles	397	802	793	1,599

	23,464	23,691	45,870	45,513

Income (loss) from operations	1,176	(8,546)	1,532	(12,551)
Interest income and gains on sales of marketable securities, net	633	430	1,328	897

Income (loss) before income taxes and equity income in earnings of affiliates	1,809	(8,116)	2,860	(11,654)
Income tax provision	(208)	(95)	(633)	(1,358)
Equity (loss) income in earnings of affiliates	(114)	361	(397)	579

Net income (loss)	$1,487	$(7,850)	$1,830	$(12,433)

Basic income (loss) per share	$0.05	$(0.27)	$0.06	$(0.42)

Diluted income (loss) per share	$0.05	$(0.27)	$0.06	$(0.42)

Weighted average common shares outstanding:
Basic	30,684	29,539	30,837	29,466
Diluted	31,148	29,539	31,255	29,466

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SeaChange Q2 FY09 Earnings/Page 7

SeaChange International, Inc.

Condensed Consolidated Operating Segments—Unaudited

(in thousands)

	Three months ended		Six months ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
Software
Revenue:
Products	$18,906	$17,221	$38,059	$32,558
Services	13,005	10,151	23,915	20,642

Total revenue	31,911	27,372	61,974	53,200
Gross profit	17,507	10,398	34,003	24,485
Operating expenses:
Research and development	8,668	7,849	16,855	14,891
Selling and marketing	4,522	3,506	8,242	6,714
Amortization of intangibles	364	536	728	1,073

	13,554	11,891	25,825	22,678

Income (loss) from operations	$3,953	$(1,493)	$8,178	$1,807

Servers and Storage
Revenue:
Products	$10,580	$9,367	$18,421	$14,958
Services	4,320	2,987	7,786	6,029

Total revenue	14,900	12,354	26,207	20,987
Gross profit	6,650	3,676	12,249	6,772
Operating expenses:
Research and development	2,379	3,625	4,668	6,920
Selling and marketing	2,742	2,384	5,415	4,900

	5,121	6,009	10,083	11,820

Income (loss) from operations	$1,529	$(2,333)	$2,166	$(5,048)

Media Services
Service revenue	$3,894	$4,468	$7,908	$8,851
Gross profit	483	1,071	1,150	1,705
Operating expenses:
Selling and marketing	1	5	31	66
General and administrative	796	982	1,611	1,567
Amortization of intangibles	33	266	65	526

	830	1,253	1,707	2,159

Loss from operations	$(347)	$(182)	$(557)	$(454)

Unallocated Corporate
Operating expenses:
General and administrative	$3,959	$4,538	$8,255	$8,856

Total unallocated corporate expenses	$3,959	$4,538	$8,255	$8,856

Consolidated income (loss) from operations	$1,176	$(8,546)	$1,532	$(12,551)

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